Exhibit 2.1

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”), dated January 30, 2013, is among ACI Worldwide, Inc., a Delaware corporation (“Parent”), Ocelot Acquisition Corp, a Delaware corporation (“Purchaser”), and Online Resources Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth herein;

B. It is proposed that Purchaser make a cash tender offer (the “Offer”) to acquire all of the shares of common stock of the Company (“Company Common Stock”) that are issued and outstanding for the Per Share Amount, net to the seller in cash, without interest, on the terms and subject to the conditions of this Agreement and the Offer;

C. To induce Parent and Purchaser to enter into this Agreement, the holder of the outstanding Preferred Shares (the “Preferred Shareholder”) has entered into an agreement with Parent and Purchaser (the “Shareholder Agreement”), pursuant to which the Preferred Shareholder has agreed, on the terms and subject to the conditions set forth therein, to tender in the Offer the Shares beneficially owned by it and to sell the Preferred Shares owned by it to Purchaser for cash (with the purchase price per share for such Preferred Shares being equal to the Series A-1 Preference Amount as defined in and as calculated in accordance with the Certificate of Designations) on the Acceptance Date (such sale, the “Preferred Share Sale”);

D. The Board of Directors of the Company (the “Company Board”) has approved the making of the Offer by Purchaser and resolved to recommend that the Company’s stockholders tender their respective Shares pursuant to the Offer; and

E. The Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company as herein provided upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, Parent, Purchaser and the Company (each a “Party” and, together, the “Parties”) hereby agree as follows:

I. DEFINITIONS; INTERPRETATION

1.1. Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following definitions have the meanings specified below when used herein with initial capital letters:

“Acceptance Date” has the meaning set forth in Section 2.1(d).

“Acquisition Proposal” means, other than the Transactions, any proposal or offer, including any renewal or revision of a prior proposal or offer, with respect to: (a) any purchase of a 10% or greater equity interest (including by means of a tender or exchange offer) in the voting stock of Company or any of its Subsidiaries; (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries; or (c) any purchase of 10% or more of the assets (other than in the ordinary course of business), businesses, securities or ownership interests of the Company (including the securities of any Subsidiary of the Company).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

“Agency Litigation” has the meaning set forth in Section 5.3(b).

“Agreement” has the meaning set forth in Preamble.

“Antitrust Filings” has the meaning set forth in Section 5.3(a).

“Appointment Time” has the meaning set forth in Section 6.3(a).

“Bankruptcy Exception” has the meaning set forth in Section 4.2(c).

“Benefit Arrangement” means, with respect to the Company, each of the following under which any of its current or former employees, directors or consultants has any right to benefits that is sponsored or maintained by the Company or any of its ERISA Affiliates or under which it or any of its ERISA Affiliates has any actual or potential liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grant, severance, employment, change-in-control, fringe benefit (including any “specified fringe benefit plan” within the meaning of Section 6039D(d)(1) of the Code), bonus, incentive, retirement, deferred compensation (including any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) or Section 3121(v)(2)(C) of the Code), welfare, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Business Combination Law” means Section 203 of the DGCL.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Certificate” means a certificate issued by the Company to a stockholder of the Company representing Shares held by such stockholder.

“Certificate of Designations” means the Certificate of Designations, Powers, Preferences and Rights of the Series A-1 Convertible Preferred Stock (par value $0.01 per share) of the Company, as amended and corrected.

“Certificate of Merger” has the meaning set forth in Section 3.3.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Merger Consideration” has the meaning set forth in Section 3.7(a).

“Company” has the meaning set forth in Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2(c).

“Company Capital Stock” means the Shares and the Preferred Shares.

“Company Change of Recommendation” has the meaning set forth in Section 5.8(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Compensation Approvals” has the meaning set forth in Section 4.2(n).

“Company D&O Policy” has the meaning set forth in Section 6.1(b).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Regulatory Filings” has the meaning set forth in Section 4.2(g) hereof.

“Company Restricted Share Unit” has the meaning set forth in Section 3.9.

“Company Software Products” means all Software products developed and owned by the Company or any of its Subsidiaries that are (a) offered for license by the Company or its Subsidiaries or (b) used in the conduct of their respective businesses.

“Company Stock Option” has the meaning set forth in Section 3.9.

“Company Stock Plans” means (i) the Company’s 2005 Restricted Stock and Option Plan, (ii) the 1999 Stock Option Plan, (iii) the Employee Stock Purchase Plan, and (iv) any other arrangement pursuant to which the Company has granted any equity-based award.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Systems” has the meaning set forth in Section 4.2(q)(vi).

“Company Termination Fee” means a fee payable by the Company in the amount of $8.0 million.

“Compensation Arrangements” has the meaning set forth in Section 4.2(n).

“Compensation Committee” has the meaning set forth in Section 4.2(n).

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated November 15, 2012, between Parent and the Company.

“Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other legal entities.

“Continuing Directors” has the meaning set forth in Section 6.3(a).

“Debt Financing Party” has the meaning set forth in Section 5.2(d).

“DGCL” means the Delaware General Corporation Law.

“Disbursement Agent” has the meaning set forth in Section 2.4(a).

“Disclosure Schedule” has the meaning set forth in Section 9.6.

“Dissenting Shares” has the meaning set forth in Section 3.10.

“Dissenting Stockholders” has the meaning set forth in Section 3.10.

“DOJ” has the meaning set forth in Section 5.3(a).

“Effective Time” has the meaning set forth in Section 3.3.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a) the presence or release of, or exposure to, any Hazardous Materials at any location or (b) any Environmental Law or any permit issued pursuant to any Environmental Law.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees and any other laws of any foreign, federal, state, local and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, in every case, as in effect on or prior to the date of this Agreement.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.2(m)(iii)).

“ESPP” has the meaning set forth in Section 4.2(m)(vii).

“Exception Shares” means, collectively, the shares of Company Common Stock beneficially owned by the Company, Parent, Purchaser and any of their respective Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 2.1(a).

“FTC” has the meaning set forth in Section 5.3(a).

“Fully Diluted Shares” means the total number of Shares outstanding and entitled to vote in the election of directors as of a particular date, assuming the conversion or exercise of all Preferred Shares, Company Stock Options or other Rights and other securities convertible into or exercisable or exchangeable for Shares.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 5.3(a).

“In the Money Option” has the meaning set forth in Section 4.2(m)(vi).

“In the Money Option Cash-Out Amount” has the meaning set forth in Section 4.2(m)(vi).

“Initial Expiration Date” has the meaning set forth in Section 2.1(a).

“Injunction” has the meaning set forth in Section 5.3(c).

“Insurance Policy” has the meaning set forth in Section 4.2(t).

“Insured Parties” has the meaning set forth in Section 6.1(b).

“Intellectual Property” means ownership rights in any and all types of intangible intellectual property throughout the world, including all (a) trademarks, service marks, trade names, Internet domain names, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing, (b) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith, (c) original works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing, (d) Software, (e) trade secrets and other confidential and proprietary information (including know-how, technology, processes, designs, algorithms, methods, formulae, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans), and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Knowledge” means, respectively, the actual knowledge of each of the persons listed on Section 1.1(a) of the Disclosure Schedule.

“Leases” has the meaning set forth in Section 4.2(s)(ii).

“Leased Property” has the meaning set forth in Section 4.2(s)(ii).

“Lien” means any mortgage, pledge, security interest, lien or similar encumbrance.

“Material Adverse Effect” means: with respect to the Company, any event, change, effect, development, condition or occurrence (each, an “Effect”) individually or in the aggregate with all other Effects, that is or could reasonably be expected to be materially adverse on or with respect to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any Effect (A) in or generally affecting the economy or the financial or securities markets in the countries or industries in which the Company and its Subsidiaries operate generally or (B) to the extent resulting from or arising out of (1) any changes in law or GAAP, (2) any natural disasters or weather-related event, (3) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (4) the Company’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, a Material Adverse Effect), (5) any change in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or could reasonably be expected to be, a Material Adverse Effect unless such change results from the matters set forth in clauses (A) or (B)(1), (2) (3), (4), (6), (7), (8) or (9)), (6) costs incurred by the Company in connection with this Agreement or the transactions contemplated hereby, including financial advisory and legal costs, including legal costs resulting from the execution or announcement of this Agreement, (7) any change attributable predominantly to the negotiation, execution, announcement, pendency or pursuit of the Transactions, including any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships, (8) the matters specifically identified in Part B of the Disclosure Schedule, or (9) any change arising from or relating to compliance with the express terms of this Agreement, or action taken, or failure to act, to which Parent or the Purchaser has consented, but only to the extent, in each of clauses (A), (B)(1), (B)(2) and (B)(3), that such Effect does not affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 4.2(k)(i).

“Measurement Date” means 5:00 p.m. New York City time on January 29, 2013.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.7(a).

“Merger Disbursement Fund” has the meaning set forth in Section 3.8(a).

“Minimum Condition” has the meaning set forth in Annex A.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Notice Period” has the meaning set forth in Section 5.8(e).

“Offer” has the meaning set forth in the Recitals

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer Disbursement Fund” has the meaning set forth in Section 2.4(b).

“Offer to Purchase” has the meaning set forth in Section 2.1(f)

“Open Source Software” means any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License, the GNU Library or Lesser General Public License, or under any other open-source license that purports to require the licensee to require, or condition the licensee’s use, sub-license or distribution of such software on (a) attribution to the licensor, or (b) the disclosure, licensing or distribution of any derivative works of the software by the licensee under a similar open-source license.

“Out of the Money Option” has the meaning set forth in Section 4.2(m)(vi).

“Parent” has the meaning set forth in Preamble.

“Per Share Amount” means $3.85 per share of Company Common Stock provided, however, that the Per Share Amount will be adjusted to reflect equitably the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of Rights), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date of this Agreement and prior to the payment by Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer.

“Permitted Lien” means any Lien that is not material in nature or amount and that is (a) specifically disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto filed with the SEC prior to the Measurement Date or securing liabilities specifically reflected on such financial statements, (b) for Taxes not yet delinquent or that are being contested in good faith and properly reserved for in accordance with GAAP, or (c) that is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business.

“Post-Merger Employee has the meaning set forth in Section 6.2(a).

“Preferred Merger Consideration” has the meaning set forth in Section 3.7(a).

“Preferred Share Sale” has the meaning set forth in the Recitals.

“Preferred Shareholder” has the meaning set forth in the Recitals.

“Preferred Shares” means the issued and outstanding shares of the Preferred Stock.

“Preferred Stock” means the Company’s Series A-1 Convertible Preferred Stock.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization and is intended to be interpreted broadly.

“Previously Disclosed” means information set forth (a) by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question), or (b) in the Company Regulatory Filings (including any schedules and exhibits thereto) filed with the SEC prior to the Measurement Date, excluding any disclosures set forth in any section of a Company Regulatory Filing entitled “risk factors” or “forwarding-looking statements” or similar disclosure appearing in other similar or comparable sections of such filings.

“Proxy Statement” has the meaning set forth in Section 4.2(v).

“Purchaser” has the meaning set forth in Preamble.

“Purchaser Common Stock” has the meaning set forth in Section 3.7(b).

“Related Person” means, with respect to any party, an employee, officer, director, holder of more than 5% of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.

“Representatives” means, with respect to any Person, such Person’s, directors, officers, employees, legal or financial advisors, accountants, representatives and agents.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire or any options, calls or commitments relating to, or any securities, including any instrument the value of which is determined in whole or in part by reference to the market price or value of, securities of such first Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule TO” has the meaning set forth in Section 2.1(f).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 5.3(b).

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shareholder Agreement” has the meaning set forth in the Recitals.

“Shares” means the shares of the Company Common Stock.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, manuals, specifications and training materials relating to the foregoing.

“Specified Reps” has the meaning set forth in Section 4.1.

“Stockholders’ Meeting” has the meaning set forth in Section 5.4(a).

“Subsequent Offering Period” has the meaning set forth in Section 2.1(c).

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide, written Acquisition Proposal by an unaffiliated third Person to acquire 50% or more of the shares of Company Capital Stock (with the Preferred Shares counted on an as converted to Company Common Stock basis), assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of success of such Acquisition Proposal), (a) are more favorable to the stockholders of the Company than the Transactions and (b) is reasonably likely to be completed, in each of the cases of clause (a) and (b) taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment of the Company Termination Fee.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Takeover Laws” has the meaning set forth in Section 4.2(w).

“Takeover Provisions” has the meaning set forth in Section 4.2(w).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges, together with any interest, penalties and additions to tax imposed by any taxing authority.

“Tax Returns” means a report, return or other information required to be filed with a taxing authority with respect to Taxes (including any amendments and schedules thereto).

“Termination Date” has the meaning set forth in Section 8.1(e).

“Third Party Intellectual Property” has the meaning set forth in Section 4.2(q)(ii).

“Top-Up Option” has the meaning set forth in Section 2.3(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.3(a).

“Top-Up Share Price” has the meaning set forth in Section 2.3(a).

“Transactions” has the meaning set forth in Section 4.2(c).

1.2. Interpretation. (a) In this Agreement, references:

(i) to the Preamble, Recitals, Sections, Annexes, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Annex, Exhibit or Schedule to, this Agreement, as applicable;

(ii) to this Agreement are to this Agreement and the Annexes, Exhibits and Schedules to it, taken as a whole;

(iii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(iv) to any section of any statute or regulation include any successor to that section;

(v) to any Governmental Authority include any successor to that Governmental Authority;

(vi) to the date of this Agreement are to the date set forth in the Preamble; and

(vii) to “$” are to United States Dollars.

(b) The Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” as used in this Agreement are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section unless such reference refers to a specific Section of this Agreement.

(e) This Agreement is the product of arms’ length negotiation by the Parties, which have had the assistance of counsel and other professional advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.

(f) Terms defined in this Agreement in the singular will be deemed to include the plural and vice versa.

(g) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(h) Terms used herein which are defined in GAAP, SEC Regulations S-X, SEC Regulations S-K or the rules and regulations of the SEC under the Exchange Act are used herein as so defined.

II. THE OFFER

2.1. The Offer. (a) Parent will cause Purchaser to, and Purchaser will, commence the Offer as promptly as practicable after the date hereof (but in no event later than the twentieth Business Day following the date of this Agreement). The obligation of Purchaser (and Parent to cause Purchaser) to accept for payment and to pay for Shares tendered pursuant to the Offer will be subject to the satisfaction or waiver of each of the conditions set forth in Annex A. Each Share accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer will be purchased pursuant to the Offer in exchange for the right to receive (per Share) the Per Share Amount. Unless extended in accordance with Section 2.1(c), the Offer will expire at 5:00 p.m., New York City time, on the twentieth Business Day following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with Section 2.1(c), at the time and date to which the Offer has been so extended (such later time and date to which the Offer has been extended in accordance with Section 2.1(c), the “Expiration Date”). Purchaser expressly reserves the right to waive any such condition, to increase (but not decrease) the Per Share Amount payable in the Offer and to make any other changes in the terms of the Offer, subject, in each case, to the provisions of Section 2.1(b).

(b) Purchaser may not, without the prior written consent of the Company given in advance of the Acceptance Date, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A, (iv) waive or change the Minimum Condition, or (v) amend any other term of the Offer in a manner adverse to the Company or the Company’s stockholders.

(c) Subject to the terms and conditions of this Agreement, including Section 8.1, Purchaser will from time to time extend the Offer beyond the scheduled Expiration Date for five Business Days in each instance (or for such different period to which the Purchaser and the Company reasonably agree or may be required by law) if, at the scheduled Expiration Date, any of the conditions to Purchaser’s obligation to accept Shares for payment is not satisfied or waived. In addition, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with the Shares held by Parent and Purchaser, if any, is less than 90% of the then-outstanding number of Shares, then subject to Section 8.1, upon the Expiration Date and the initial purchase of Shares by Purchaser on the Acceptance Date, Purchaser will provide “subsequent offering periods,” as such term is defined in, and in accordance with, Rule 14d-11 promulgated under the Exchange Act (a “Subsequent Offering Period”), for an aggregate period not to exceed 20 Business Days (for all such extensions) and Purchaser will (i) give the required notice of such Subsequent Offering Period and (ii) accept and promptly pay for all Shares tendered as of such applicable expiration date in accordance with Section 2.4. The Offer Documents will provide for the possibility of a Subsequent Offering Period in a manner consistent with this Section 2.1(c).

(d) Upon the satisfaction or waiver (subject to Section 2.1(b)) by Purchaser of the conditions set forth in Annex A, Purchaser will accept for payment and pay for Shares properly tendered and not withdrawn pursuant to the Offer (in accordance with Section 2.4) as promptly as practicable but in any event within three Business Days of such scheduled Expiration Date (the date of acceptance for payment, the “Acceptance Date”). In the event Shares are properly tendered and not withdrawn following the Acceptance Date, whether or not pursuant to a Subsequent Offering Period, Purchaser will accept for payment and pay the applicable Per Share Amount promptly after the tender of such Shares in accordance with this Section 2.1 and Section 2.4.

(e) Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. Notwithstanding any other provision hereof, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(f) As promptly as reasonably practicable following the date this Agreement (but in no event later than the twentieth Business Day following the date of this Agreement), Purchaser will file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO will contain or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and other customary documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). The Company and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and Parent and Purchaser will consider in good faith all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser will (i) provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (ii) consult with the Company (and give the Company and its counsel reasonable opportunity to review) regarding any such comments prior to responding thereto, and Parent and Purchaser will consider in good faith all reasonable additions, deletions or changes suggested thereto by the Company and its counsel, and (iii) provide the Company and its counsel with copies of any written comments or responses thereto. Parent and Purchaser will endeavor in good faith to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable law and under the rules and regulations of the SEC and Nasdaq. Parent, Purchaser and the Company will each promptly correct any information provided by any of them for use in the Offer Documents that becomes false or misleading in any material respect, and Parent and Purchaser will further take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws to give effect to the Offer.

(g) Neither Parent nor Purchaser will terminate the Offer without the prior written consent of the Company except pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser will, and Parent will cause Purchaser to, promptly (and in any event within 24 hours of such termination) terminate the Offer and not acquire any Shares pursuant thereto. If this Agreement is terminated pursuant to Article VIII, Purchaser will promptly return, and will cause any depositary acting on behalf of Purchaser to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

(h) Following the Acceptance Date (and the expiration of any Subsequent Offering Period, if applicable), Parent, Purchaser and the Company will cause the Merger to become effective as promptly as practicable.

2.2. Company Action. (a) Subject to Section 5.8, the Company hereby consents to the Offer and the inclusion in the Offer Documents of the Company Board Recommendation.

(b) On the date that Purchaser files the Schedule TO, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the Company Board Recommendation and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws with the Offer Documents. Except with respect to any amendments filed in connection with a Superior Proposal or a Company Change of Recommendation, Parent and Purchaser, and their respective counsel, will be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any supplement or amendments thereto prior to its filing with the SEC and the Company will consider in good faith all reasonable additions, deletions or changes suggested thereto by Parent Purchaser and their respective counsel. Except with respect to any amendments filed in connection with a Superior Proposal or a Company Change of

Recommendation, the Company will (i) provide Parent, Purchaser and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, (ii) consult with Parent and Purchaser (and give each a reasonable opportunity to review) regarding any such comments prior to responding thereto and the Company will consider in good faith all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel, and (iii) provide Parent and Purchaser with copies of any written comments or responses thereto. The Company, Parent and Purchaser will promptly correct any information provided by each for use in the Schedule 14D-9 if and to the extent that such information has become false or misleading in any material respect. The Company will also take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

(c) In connection with the Offer, the Company will cause its transfer agent to furnish Purchaser with mailing labels or electronic files containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the then most recent practical date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company will furnish Purchaser with such additional information, including updated listings and computer files of the Company’s stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares, as Parent or Purchaser may reasonably request, all at Purchaser’s expense. The Company, Parent and Purchaser will disseminate the Offer Documents and the Schedule 14D-9 to the holders of Shares together in the same mailing or other form of distribution. Subject to the requirements of applicable law, and except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Purchaser will hold all information and documents provided to it under this Section 2.2(c) in confidence in accordance with the Confidentiality Agreement.

2.3. Top-Up Option. (a) Subject to this Section 2.3, the Company hereby grants to Purchaser an option (the “Top-Up Option”) to purchase at a price per share of Company Common Stock equal to the Per Share Amount (the “Top-Up Share Price”), a number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares beneficially owned by Parent at the time of exercise of the Top-Up Option, constitutes 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, provided, that in no event will such number of Shares exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Company Stock Options or Company Restricted Share Units or other obligations of the Company. The Top-Up Option may be exercised, in whole but not in part, at any one time on or after the Acceptance Date and prior to the earliest to occur of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article VIII, or (iii) the occurrence of the fifth Business Day following the Expiration Date; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the

Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree of any Governmental Authority prohibits such exercise, (B) at the time of exercise, Purchaser owns more than 50% of the Fully Diluted Shares but less than 90% of the Shares then-outstanding, (C) upon exercise of the Top-Up Option, the number of Shares owned, directly or indirectly, by Parent or Purchaser constitutes 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, (D) the number of Top-Up Option Shares issued pursuant to the Top-Up Option may in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Company Stock Options or other obligations of the Company, and (E) Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn.

(b) Upon the exercise of the Top-Up Option in accordance with Section 2.3(a), Purchaser will notify the Company and set forth in such notice (i) the number of shares of Company Capital Stock expected to be owned, beneficially and of record, by Parent or Purchaser immediately preceding the purchase of the Top-Up Option Shares, (ii) a place and time for the closing of the purchase of the Top-Up Option Shares, and (iii) Purchaser’s agreement to (and Parent’s agreement to cause Purchaser to) consummate the Merger in accordance with the DGCL as contemplated by this Agreement as promptly as practicable following issuance of the Top-Up Option Shares. The Company will, as soon as practicable following receipt of such notice, notify Purchaser of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Purchaser will pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares pursuant to this Section 2.3, and the Company will cause to be issued to Purchaser a Certificate representing the Top-Up Option Shares, which may include any legends required by applicable securities laws. At its election, Purchaser may pay the aggregate purchase price payable for the Top-Up Option Shares either (A) in cash by wire transfer of immediately available funds to an account designated by the Company or (B) by executing and delivering to the Company a promissory note in form mutually acceptable by Parent and the Company having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares and an interest rate equal to the per annum interest rate payable with respect to the revolver under the Company’s Credit Agreement with Bank of America dated February 21, 2007 (as in effect on the date hereof), which promissory note will be payable in full with accrued interest immediately at the Effective Time. Each of the Parties will use its commercially reasonable efforts to ensure that any issuance of Top-Up Option Shares is accomplished consistent with all applicable laws. The Parties acknowledge and agree that, in any appraisal proceeding related to this Agreement, the fair value of the shares of Company Capital Stock subject to the appraisal proceeding will be determined in accordance with the DGCL without regard to the exercise by Purchaser of the Top-Up Option, any shares of Company Common Stock issued upon exercise of the Top-Up Option or the promissory note referred to in this Section 2.3(b).

(c) Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the

Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon any exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that any Top-Up Option Shares to be acquired upon exercise of the Top-Up Option will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(d) In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Purchaser’s rights under the Top-Up Option, the number of Top-Up Option Shares and the Top-Up Share Price will be adjusted appropriately so as to restore to Purchaser its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement.

2.4. Payment; Surrender of Certificates. (a) Parent will appoint the Company’s transfer agent to act as disbursement agent (the “Disbursement Agent”) for the Offer.

(b) Promptly following the Acceptance Date, Parent will deposit with the Disbursement Agent, for disbursement in accordance with this Article II, cash in an amount sufficient for payment in respect of the aggregate Per Share Amount payable pursuant to Section 2.1 (collectively, the “Offer Disbursement Fund”). In the event that the cash in the Disbursement Fund is insufficient to satisfy fully all of the payment obligations to be made by the Disbursement Agent hereunder, Parent will promptly make available to the Disbursement Agent the amounts so required to satisfy such payment obligations in full. The Disbursement Agent will deliver the cash payments contemplated to be paid for Shares pursuant to this Agreement out of the Offer Disbursement Fund as contemplated by this Agreement. Except as contemplated by this Section 2.4, the Offer Disbursement Fund will not be used for any other purpose. Amounts of cash in the Offer Disbursement Fund will be invested by the Disbursement Agent as directed by Parent; provided, however, that no such investment or losses thereon will affect the amounts payable to the holders of Shares. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

(c) Upon surrender to the Disbursement Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(d) If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Person requesting such payment pays any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or will establish to the reasonable satisfaction of the Disbursement Agent that such Tax has been paid or is inapplicable.

(e) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Disbursement Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Disbursement Agent will direct as indemnity against any claim that may be made against them with respect to such Certificate, the Disbursement Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount payable to the holder thereof pursuant to Article II.

(f) Each of the Disbursement Agent and Parent will be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable law (including any withholding provision of the Code and the treasury regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 2.4, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Authority in accordance with applicable law and notice thereof will be provided to the applicable holder of Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Authority, will not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required.

(g) Notwithstanding anything to the contrary in this Section 2.4, none of the Disbursement Agent, Parent or any party hereto will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5. Waiver of Redemption Rights of Preferred Stock. On behalf of itself and its successors in interest to the Preferred Shares, upon the Acceptance Date and its purchase of the Preferred Shares pursuant to the Shareholder Agreement, Purchaser waives any right to payment on the Preferred Shares under Section 3 of the Certificate of Designations in connection with the Offer, the Top-Up Option and any Change of Control (as defined in the Certificate of Designations) effected thereby. Purchaser further agrees on behalf of itself and its successors in interest to the Preferred Shares that it will not have the right to redemption of the Preferred Stock under Section 8 of the Certificate of Designations until the later of (i) the first date permitted for redemption set forth in Section 8 of the Certificate of Designations and (ii) the termination date of this Agreement; provided, however, that upon the termination of this Agreement the terms of the Certificate of Designation will govern the Preferred Shares. The certificate(s) representing the Preferred Shares will bear a legend referring to the agreements of Purchaser set forth in this Section 2.5 and that such agreements will be binding upon any transferee or successor in interest to the Preferred Shares. In connection therewith, in the event the Purchaser transfers the Preferred Shares, it will first obtain an agreement from transferee in form and substance satisfactory to the Company pursuant to which the transferee agrees to be bound by the provisions of this Section 2.5.

III. THE MERGER

3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser will terminate. The Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Delaware.

3.2. Closing. The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m. prevailing Eastern time, on the first Business Day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions, or at such other time, date or location as the parties mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”).

3.3. Effective Time. On the Closing Date, the Parties will cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing in accordance with Section 103 of the DGCL. The Parties will make any and all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware, or at such later date or time as Parent and the Company mutually agree and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being referred to herein as the “Effective Time”).

3.4. Effects of the Merger. The Merger will have the effects prescribed by the DGCL and any other applicable law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Purchaser will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

3.5. Certificate of Incorporation and Bylaws. (a) At the Effective Time, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and will be amended so as to read in its entirety as set forth on Exhibit A until thereafter further amended in accordance with its terms and as provided by applicable law (subject to the requirements of Section 6.1).

(b) The bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law (subject to the requirements of Section 6.1).

3.6. Directors and Officers. The initial directors of the Surviving Corporation will be the directors of Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation will be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly appointed.

3.7. Conversion or Cancellation of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

(a) Each Share issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which will be canceled and cease to exist with no payment being made with respect thereto), Company Restricted Share Units (which will be treated in accordance with Schedule 3.9) and Dissenting Shares (which will be treated in accordance with Section 3.10), will be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest (the “Common Merger Consideration”). Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than the Preferred Shares beneficially owned by Parent, which will remain outstanding) and Dissenting Shares (which will be treated in accordance with Section 3.10), will be converted into and constitute the right to receive cash an amount per share equal to Series A-1 Preference Amount as defined in and as calculated in accordance with the Certificate of Designations, without interest (the “Preferred Merger Consideration,” together with the Common Merger Consideration, the “Merger Consideration”). At the Effective Time, all shares of Company Capital Stock that have been converted into the right to receive the applicable Merger Consideration as provided in this Section 3.7(a) will no longer be outstanding and will be canceled and will cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented such shares of Company Capital Stock will cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in exchange therefor.

(b) The aggregate number of issued and outstanding shares of Purchaser common stock (“Purchaser Common Stock”) will be converted into that number of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the aggregate number of Fully Diluted Shares as of immediately prior to the Effective Time.

3.8. Exchange of Certificates; Payment of the Merger Consideration. (a) Prior to the Effective Time, Parent will deposit with the Disbursement Agent cash in an amount sufficient to allow the Disbursement Agent to make all payments that may be required pursuant to this Article III (such cash is referred to as the “Merger Disbursement Fund”). Parent will be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article III. The Disbursement Agent will deliver the cash payments contemplated to be paid for shares of Company Capital Stock pursuant to this Agreement out of the Merger Disbursement Fund as contemplated by this Agreement. Except as contemplated by this Section 3.8, the Merger Disbursement Fund will not be used for any other purpose. Amounts of cash in the Merger Disbursement Fund will be invested by the Disbursement Agent as directed by Parent; provided, however, that no such investment or losses thereon will affect the amounts payable to the holders of shares of Company Capital Stock. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

(b) Promptly after the Effective Time, but in no event more than two Business Days thereafter, Parent will cause the Disbursement Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Capital Stock, a (i) form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of such Certificates to the Disbursement Agent) and that will be in such form and have such other provisions as Parent and Company will reasonably specify and (ii) instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to this Article III. Upon surrender to the Disbursement Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c) If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Person requesting such payment pays any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or will establish to the reasonable satisfaction of the Disbursement Agent that such Tax has been paid or is inapplicable.

(d) There will be no transfers registered at or after the Effective Time on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time.

(e) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursement Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Disbursement Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursement Agent will, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article III.

(f) Promptly following the date that is one year after the Closing Date, the Surviving Corporation will be entitled to require the Disbursement Agent to deliver to Parent any portion of the Merger Disbursement Fund which has not been disbursed to holders of shares of Company Capital Stock (including all interest and other income received by the Disbursement Agent in respect of the Merger Disbursement Fund), and thereafter each holder of a Share may surrender or transfer, as applicable, such Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar laws) receive in consideration therefor the applicable Merger Consideration into which such shares of Company Capital Stock have been converted pursuant to Section 3.7, without interest, but such holder will have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable law.

(g) Notwithstanding anything to the contrary in this Section 3.8, none of the Disbursement Agent, Parent or any party hereto will be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.9. Stock Awards. The Company will take the actions specified in Schedule 3.9 with respect to all options to purchase Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) and each outstanding Restricted Share Unit issued pursuant to the Company Stock Plans (each, a “Company Restricted Share Unit”).

3.10. Appraisal Rights. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time (other than the Exception Shares) and that are held by stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing and who will have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (the “Dissenting Stockholders”) will not be converted into, or represent the right to receive, the applicable Merger Consideration (collectively, the “Dissenting Shares”). Dissenting Stockholders

will be entitled to receive payment of the fair value of the Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of the Company who fail to perfect or who effectively withdraw or lose their rights to appraisal of such shares under Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Merger Consideration in accordance with Section 3.7, without any interest thereon, upon surrender, in the manner provided in Section 3.8, of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock.

(b) The Company will give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Section 262 of the DGCL and of withdrawals of such notice, and Parent will have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments to be made in respect of Dissenting Shares will be made by Parent and/or the Surviving Corporation. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

IV. REPRESENTATIONS AND WARRANTIES

4.1. Standard for Breach of Representations and Warranties. For purposes of this Agreement, including Annex A and Sections 8.1(c) and 8.1(h), no representation or warranty of the Company contained in Section 4.2, other than the representations and warranties in the first sentence of Sections 4.2(a), Sections 4.2(b), (c) and (e) and Section 4.2(m)(vi) (the “Specified Reps”), and no representation or warranty of Parent and Purchaser, as the case may be, will be deemed untrue, and no Party will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty did not have and could not reasonably be expected to have a Material Adverse Effect with respect to the Company, on the one hand, or materially and adversely affect the ability of Parent or Purchaser, on the other hand, to perform its obligations hereunder in accordance with the terms.

4.2. Representations and Warranties about the Company. Except as Previously Disclosed, the Company represents and warrants to Parent and Purchaser as follows:

(a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Power. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock to approve the Merger to the extent required under the DGCL (the “Company Stockholder Approval”). The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Authority. The Company has duly authorized, executed and delivered this Agreement. Subject to receipt of the Company Stockholder Approval, this Agreement and the Transactions have been duly authorized by all necessary corporate action of the Company. At a meeting duly called and held, the Company Board has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”) (such approval and adoption having been made in accordance with the DGCL, including the Business Combination Law), and (ii) resolved to recommend that the Company’s stockholders accept the Offer and tender Shares pursuant to the Offer (the “Company Board Recommendation”). This Agreement is the Company’s valid and legally binding obligation, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (such exception, the “Bankruptcy Exception”).

(d) Consents and Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Offer or the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities under the HSR Act, (B) filings as may be required by the Exchange Act or the Nasdaq, and (C) the approvals and filings required by the DGCL, including receipt of the Company Stockholder Approval if required.

(ii) Subject to receipt of the filings and approvals referred to in Section 4.2(d)(i), the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Material Contract of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound or (B) constitute a breach or violation of, or a default under, the Company’s Constituent Documents.

(e) Company Stock. (i) The authorized capital stock of the Company consists of 3,000,000 shares of Preferred Stock and 70,000,000 shares of Company Common Stock. As of the Measurement Date, (A) 75,000 shares of Preferred Stock were issued and outstanding, (B) 32,949,685 Shares were issued and outstanding; (C) 937,872 Shares were issuable upon exercise of Company Stock Options and 1,613,814 Shares are issuable under Company Restricted Share Units, in each case, under the Company Stock Plans, and (D) no shares of Company Common Stock were issuable upon exercise of any other Rights under the Company Stock Plans.

(ii) The outstanding Shares and Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights. Except as set forth above and except for shares issuable pursuant to the Company Stock Plans, there are no shares of Company Common Stock or Preferred Stock reserved for issuance, the Company does not have any Rights outstanding with respect to, Company Common Stock or Preferred Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Preferred Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options and the Preferred Stock. Other than the redemption obligations with respect to the Preferred Stock set forth in the Certificate of Designations, the Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock, Preferred Stock or Rights. Other than the rights of the holder of the Preferred Stock set forth in the Certificate of Designations, there are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company is a party with respect to the voting of stock or other equity interests of the Company or any of its Subsidiaries.

(f) Company Subsidiaries. (i) (A) The Company owns, directly or indirectly through a Subsidiary, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens (other than Permitted Liens); (B) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries); (D) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of the equity securities of any of its Subsidiaries; and (E) all the equity securities of each Subsidiary held by the Company or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(ii) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(g) Company Regulatory Filings; Ordinary Course. (i) Since January 1, 2011, the Company has filed with the SEC all forms, statements, reports and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and all other reports, registration statements, definitive proxy statements or information statements, each as amended, filed by it or any of its Subsidiaries subsequent to January 1, 2012 under the Securities Act or under Section 13(a), 13(c),

14 or 15(d) of the Exchange Act (collectively, the “Company Regulatory Filings”), in the form filed with the SEC, (A) complied as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated statements of financial position contained in or incorporated by reference into any such Company Regulatory Filing (including the related notes and schedules) fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein or in a subsequent Company Regulatory Filing filed with the SEC prior to the Measurement Date, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

(ii) Except (A) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2011 included in the Company Regulatory Filings, (B) as permitted or contemplated by this Agreement, (C) for liabilities and obligations incurred since January 1, 2012 in the ordinary course of business, and (D) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto).

(iii) Since January 1, 2012, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions).

(h) Sarbanes-Oxley Act. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non–financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(i) Litigation. There is no suit, action, investigation or proceeding pending or, to the Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries.

(j) Compliance with Laws. The Company and each of its Subsidiaries (i) is, and during the two years prior to the date hereof has been, in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect as of the date of this Agreement; and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened as of the date of this Agreement; and (iii) has not received, since January 1, 2011, notification from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

(k) Material Contracts; Defaults. (i) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any currently effective agreement, contract, arrangement, commitment or understanding (other than to the extent it would include a Benefit Arrangement) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (B) that restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business (each, a “Material Contract”).

(ii) Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and, to the Company’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Company filed with the SEC true and correct copies of each “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K (and any amendments thereto) to which it or any of its Subsidiaries is a party required to be filed prior to the Measurement Date.

(l) Taxes. Since January 1, 2008, (i) all Tax Returns that are required to be filed within the (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full; (iii) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Governmental Authority, to the extent due and payable; and (iv) no extensions or waivers of statutes of limitation have been granted or requested with respect to any of the Company’s U.S. federal income taxes or those of its Subsidiaries. Except for Permitted Liens, to the Company’s Knowledge, no Liens for material Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.

(m) Benefit Arrangements. (i) True and complete copies of (A) all material Benefit Arrangements, including any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto and (B) the current summary plan description and any summaries of material modification, have been made available to Parent.

(ii) All of the Benefit Arrangements have been maintained and operated in substantial compliance with their terms, ERISA, the Code and other applicable laws. Each of the Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the U.S. Internal Revenue Service, and nothing has occurred since the date of such letter that could adversely affect the qualified status of such plan.

(iii) Neither the Company nor any entity whose employees would be considered to be employed by one employer that would also be considered to be the employer of the employees of the Company under Sections 414(b), (c), (m) or (o) of the Code, or any entity that would be considered to be under “common control” with the Company under Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) has any actual or potential liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” described in Section 210(a) of ERISA or a pension plan subject to Title IV of ERISA or Section 412 of the Code.

(iv) Neither the Company’s execution and delivery of this Agreement, the consummation of the Transactions nor the Company Stockholder Approval (if required) will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements; provided, however, the Company will be entitled to take the actions specified in Schedule 3.9, or (C) result in any payment that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(v) There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding or investigation before any Governmental Authority with respect to any Benefit Arrangement (other than routine claims for benefits).

(vi) Prior to the execution and delivery of this Agreement, the Company took all actions necessary, including obtaining the written consent of each applicable individual referenced in this Section 4.2(m)(vi), so that, as of the Effective Time and without further action, each Company Stock Option held by an individual who is a director of the Company and each of the individuals named in Section 4.2(m)(vi) of the Disclosure Schedule will be cancelled as of the Effective Time in exchange for (A) with respect to any such Company Stock Option with a per share exercise price that is less than the Per Share Amount (each, an “In the Money Option”), an amount of cash equal to the product of (x) the excess of the Per Share amount over such per share exercise price times (y) the number of shares of Company Common Stock subject to such Company Stock Option (whether vested or unvested) immediately prior to its cancellation (the “In the Money Option Cash-Out Amount”) and (B) with respect to any such Company Stock Option (whether vested or unvested) with a per share exercise price that equals or exceeds the Per Share Amount (each, an “Out of the Money Option”), no consideration. True and complete copies of such consents were delivered to Purchaser prior to the execution and delivery of this Agreement.

(vii) The Company has suspended the Company’s Employee Stock Purchase Plan (the “ESPP”) and does not have any current Offering Period (as defined in the ESPP) in effect under the ESPP.

(n) Compensation Arrangements. On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) (i) approved all amounts payable to any officer, director or employee of the Company or any of its Subsidiaries pursuant to each Benefit Arrangement or other arrangement, understanding or agreement (together with each amendment thereof or supplement thereto, collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and (ii) took all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance with Rule 14d-10(d) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such officer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company Board has determined that each member of the

Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. Prior to the execution and delivery of this Agreement, the Compensation Committee adopted a resolution consistent with the interpretative guidance of the SEC so that the disposition of shares of Company Capital Stock or Company Stock Options pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

(o) Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the Company’s Knowledge, is the Company or any of its Subsidiaries as of the date of this Agreement the subject of a proceeding before any Governmental Authority asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages and conditions of employment. As of the date of this Agreement, (i) there is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened and (ii) to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ employees is seeking to certify a collective bargaining unit or engaging in any other similar labor organization activity. The Company and each of its Subsidiaries is in material compliance with all applicable laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks and the proper classification of individuals as contractors or employees.

(p) Environmental Matters. (i) As of the date of this Agreement, there are no proceedings, claims, actions or investigations pending or, to the Company’s Knowledge, threatened before any Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries; (ii) since January 1, 2011, the Company and its Subsidiaries have conducted their operations in compliance with their environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; (iii) the Company and its Subsidiaries currently hold all material permits required under Environmental Laws for the operations of their businesses, and, as of the date of this Agreement, such permits are in full force and effect; and (iv) there have been no releases of Hazardous Materials by the Company or its Subsidiaries at any property the Company or its Subsidiaries owns or operates as of the date of this Agreement that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(q) Intellectual Property. (i) The Company and its Subsidiaries exclusively own or possess all right, title and interest in and to all Company Intellectual Property, and have the rights to use, pursuant to a valid, binding and enforceable license agreement, all third-party Intellectual Property and third-party Software necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is valid, subsisting and enforceable and none of the Company Intellectual Property has been misused, withdrawn, canceled or abandoned by the Company except as would not materially and adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Authority have been paid in full and are current.

(ii) The operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person (“Third Party Intellectual Property”). Section 4.2(q)(ii) of the Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing against the Company or its Subsidiaries within two years prior to the date hereof. Within two years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.

(iii) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement, or the Company and its Subsidiaries otherwise has rights enforceable under applicable law, pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary, and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(iv) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.

(v) Except as listed on Section 4.2(q)(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Except as listed on Section 4.2(q)(v) of the Disclosure Schedule, immediately following the Effective Time, the Surviving Corporation will continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property that are granted pursuant to a material contract, in each case, free from Liens other than Permitted Liens, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the consummation of the Transactions will result in: (A) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (B) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (C) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or its Subsidiaries, respectively, prior to the Effective Time.

(vi) The Company and its Subsidiaries have implemented commercially reasonable measures, to the extent within their control, to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby, including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (A) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems and (B) no material failures or interruptions in the Company Systems for the two years prior to the date hereof. All Company Systems are sufficient in capacity for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(vii) Without limiting the generality or effect of any other provision hereof, the Company and its Subsidiaries comply with and have at all times since June 1, 2010 (A) complied with and (B) conducted their business in accordance with all applicable data protection or privacy laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the

Company or its Subsidiaries. There have not been any material written complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or alleged non-compliance by the Company or any of its Subsidiaries with any applicable privacy laws or their published privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Purchaser and their Affiliates of, data, personally identifiable information and other information maintained by the Company will not materially breach the Company’s published and current privacy policies and terms of use, any applicable contracts to which it is party or by which it is bound and, to the Knowledge of the Company, will comply in all material respects with all applicable laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

(viii) No government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, any university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(ix) (A) There are no defects in any of the Company Software Products that would prevent the same from performing substantially in accordance with its user specifications and (B) at the time of their initial delivery to customers, all Company Software Products are free of all undocumented viruses, worms, Trojan horses, and other unintended contaminants and do not contain any bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

(x) To the Knowledge of the Company, in no case does the Company’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software into Company Software Products give rise to any obligation to disclose or distribute any Company-proprietary source code, to license any Company Software Products or Company Intellectual Property under any open-source license agreement, or to distribute any Company Software Products or Company Intellectual Property without charge.

(xi) During the preceding two years, neither the Company nor any of its Subsidiaries has received any warranty or indemnity claims related to the Company Software Products that are (A) claims under any “epidemic failure” or similar clause or (B) other material claims outside the ordinary course of business. During the preceding two years, neither the Company nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Company Software Products for amounts in excess of $500,000 over the Company’s accounting reserves under GAAP, with respect to any specific customer.

(xii) The Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company under this Agreement, in breach of any contract relating to Third Party Intellectual Property material to the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as listed on Section 4.2(q)(xii) of the Disclosure Schedule, the execution and delivery of this Agreement or the performance of the obligations under this Agreement by the Company will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to any Third Party Intellectual Property arising from a contract material to the conduct of the business of the Company and its Subsidiaries as currently conducted, nor require the consent of any Governmental Authority or third party in respect of any Third Party Intellectual Property arising from a contract material to the conduct of the business of the Company and its Subsidiaries as currently conducted.

(r) Certain Business Practices. Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (i) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment, gift or entertainment or the purpose thereof was illegal under the laws of any federal, state, local or non-United States jurisdiction or (ii) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Authority.

(s) Real and Personal Property. (i) The Company does not own any real property.

(ii) Section 4.2(s)(ii) of the Disclosure Schedule contains a true and complete list of all real property leases to which the Company or any of its Subsidiaries is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases,” and the space and real property subject to the Leases, the “Leased Property”), and the Company has made available to Parent a true and complete copy of each such Lease. The Company or one of its Subsidiaries has good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens). The Leases are valid and binding against the Company or its applicable Subsidiary in accordance with their respective terms and are in full force and effect. There is neither any existing default or violation by the Company or any of its Subsidiaries under any Lease nor, to the Company’s Knowledge, any existing default or violation by any counterparty to any Lease. To the Company’s Knowledge, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its Subsidiaries under any Lease.

(iii) The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold estate in, all personal property and assets reflected in the December 31, 2011 balance sheet contained in the Company Regulatory Filings (except for properties or assets subsequently sold, and leases subsequently terminated, in the ordinary course of business or otherwise as contemplated by this Agreement).

(t) Insurance. (i) The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their material properties, operations, personnel and businesses (each, an “Insurance Policy”); (ii) except with respect to Insurance Policies relating to Benefit Arrangements, Section 4.2(t) of the Disclosure Schedule contains a true and complete list of all of the Insurance Policies as of the date of this Agreement; and (iii) as of the date of this Agreement, all premiums payable under any Insurance Policy have been paid when due and the Company and each of its Subsidiaries are in compliance with the terms of each Insurance Policy.

(u) Related Party Transactions. No director or officer of the Company (i) has any right or other interest in any property used in, or pertaining to, the Company’s business, (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company and the amount the Company paid to the entity, or the amount of revenue received by the Company from the entity, is set forth on Section 4.2(u) of the Disclosure Schedule for directors and officers of the Company and any party to a Shareholder Agreement, other than ownership in an entity with shares listed for trading on a national securities exchange or inter-dealer quotation system provided the amount of such ownership is less than 5% of the voting securities of such entity, (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries other than in the case of a supplier or customer where the amount paid by the Company to such entity or revenues received by the Company from such entity were less than $120,000 in 2012, (iv) has any interest, directly or indirectly, in any contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice, (v) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any director or officer of the Company and (vi) has any claim or cause of action against the Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any material indebtedness of any Related Person of the Company.

(v) Offer Documents; Schedule 14D-9; Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Purchaser contained in Section 4.3(h):

(i) Neither the Schedule 14D-9 nor any of the information supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) In the event a Stockholders’ Meeting is held, neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting nor the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), will, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that has become false or misleading.

(iii) Notwithstanding the foregoing provisions of this Section 4.2(v), the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s respective Representatives for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, if applicable.

(iv) The Schedule 14D-9 and the Proxy Statement, if applicable, will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of shares of Company Capital Stock and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(w) Takeover Laws and Provisions Applicable to the Company. The Company has taken all action required to be taken by it in order to: (i) exempt this Agreement, the Shareholder Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any State, including the Business Combination Law (collectively, “Takeover Laws”) and (ii) make this Agreement, the Shareholder Agreement and the Transactions comply with the requirements of any provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(x) Financial Advisors. Neither the Company nor any of its Subsidiaries has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that, in connection with the Transactions, the Company has retained Raymond James & Associates, Inc. as its financial advisor, and SunTrust Robinson Humphrey, Inc. to deliver a fairness opinion in connection with the Transactions contemplated hereby, the arrangements with which have been disclosed to Parent prior to the date of this Agreement.

(y) Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the Company has received an opinion of SunTrust Robinson Humphrey, Inc., substantially to the effect that as of the date of this Agreement and based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

(z) No Additional Representations. Except for the representations and warranties of the Company expressly set forth in this Section 4.2 (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any of its Subsidiaries, any of their respective businesses or the Transactions.

4.3. Representations and Warranties about Parent and Purchaser. Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization and Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Power. Each of Parent and Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. Each of Parent and Purchaser has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

(c) Authority. Each of Parent and Purchaser has duly authorized, executed and delivered this Agreement and the Shareholder Agreement. This Agreement, the Shareholder Agreement and the Transactions have been duly authorized by all necessary corporate action of each of Parent and Purchaser. This Agreement and the Shareholder Agreement are each Parent’s and Purchaser’s valid and legally binding obligation, enforceable against each of them in accordance with its terms subject to the Bankruptcy Exception.

(d) Consents and Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by it of this Agreement or the Shareholder Agreement or to consummate the Offer or the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including under the HSR Act, (B) filings as may be required by the Exchange Act or the Nasdaq, and (C) the approvals and filings required by the DGCL.

(ii) Subject to receipt of the consents and approvals referred to in Section 4.3(d)(i), the execution, delivery and performance of this Agreement, the Shareholder Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or other instrument of Parent or Purchaser or to which Parent or Purchaser or any of their properties is subject or bound, or (B) constitute a breach or violation of, or a default under, Parent or Purchaser’s Constituent Documents.

(e) Purchaser Stock. The authorized capital stock of Purchaser consists of 70,000,000 shares of Purchaser Common Stock. All of the issued and outstanding capital stock of Purchaser is owned by Parent as Purchaser’s sole stockholder. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(f) No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions, Purchaser has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, and has not entered into any agreements or arrangements with any other Person.

(g) Ownership of Company Common Stock. As of the date of this Agreement neither Parent nor any of its Subsidiaries (including Purchaser) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Purchaser) been, an “interested stockholder” of the Company as defined in the

Business Combination Law. As of the date of this Agreement neither Parent nor any of its Subsidiaries (including Purchaser) owns (beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Shareholder Agreement) in excess of 5% of the outstanding shares of Company Capital Stock.

(h) Offer Documents; Proxy Statement. Subject to the accuracy of the representations and warranties of the Company contained in Section 4.2(v):

(i) Neither the Offer Documents nor any of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) In the event a Stockholders’ Meeting is held, the information supplied by or on behalf of Parent or Purchaser for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting that shall have become false or misleading.

(iii) Notwithstanding the foregoing provisions of this Section 4.3(h), Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Offer Documents or the Proxy Statement, if applicable.

(iv) The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(i) Funds. As of the date of this Agreement, Parent has committed financing necessary for it and Purchaser to satisfy the obligation to pay for Shares in the Offer, the Preferred Shares pursuant to the Shareholder Agreement and to pay the applicable Merger Consideration in the Merger. Purchaser and Parent acknowledge that their obligation to pay for the Shares in the Offer and the Preferred Shares pursuant to the Shareholder Agreement is not subject to financing.

(j) No Additional Representations. Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives in connection with the Transactions and that neither the Company, its Subsidiaries nor any of their respective Representatives has made any representation or warranty regarding the Company, its Subsidiaries or their respective businesses except as and to the extent expressly set forth in Section 4.2.

V. COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

5.1. Conduct of Business of the Company. Except for the matters set forth on Part C of the Disclosure Schedule or otherwise expressly contemplated by this Agreement or required by applicable law, from the date of this Agreement until the Appointment Time or the earlier termination of this Agreement in accordance with its terms, the Company will conduct its business and cause to be conducted the businesses of its Subsidiaries in the ordinary course of business and use its commercially reasonable efforts to preserve intact their respective business organizations. In addition, and without limiting the generality or effect of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Part C of the Disclosure Schedule or as required by applicable law, without the prior written consent of Parent in its sole discretion, from the date of this Agreement until the Appointment Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will cause each of its Subsidiaries not to:

(a) Operations. Enter into any new material line of business or change its material operating policies.

(b) Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (i) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any Rights with respect to shares of its capital stock or any other securities or (ii) permit any additional shares of its capital stock to become subject to new grants under the Company Stock Plans or otherwise, except for the issuance or grant of Company Stock Options and Company Restricted Share Units under the Company Stock Plans to newly hired or promoted employees in the ordinary course of business consistent with past practice

(c) Dividends, Distributions, Repurchases. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock other than purchases or cancellations of Company Common Stock in connection with the vesting of Company Restricted Share Units or exercise of Company Stock Options in order to fund the Company’s withholding tax obligations associated with such vesting or exercise or to effect the “cashless” exercise of Company Stock Options.

(d) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business, or liens, mortgages or encumbrances granted in connection with refinancing, replacement or extension of existing indebtedness consistent with past practice or pursuant to a transaction that, together with any other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquisitions. Acquire all or any portion of the assets, business, properties or shares of stock or other securities of any other Person other than the purchase of assets and properties in the ordinary course of business consistent with past practice.

(f) Constituent Documents. Amend its Constituent Documents.

(g) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally.

(h) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director, employee or consultant, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (i) to make changes or payments that are required by the terms of a Benefit Arrangement; (ii) base salary increases to employees or other services providers of the Company with an annual base salary of less than $100,000 in the ordinary course of business consistent with past practice; (iii) as set forth in Part C of the Disclosure Schedule; or (iv) in connection with the hiring of new non-officer employees in the ordinary course of business consistent with past practice.

(i) Benefit Plans. Subject to Section 5.1(h) above, enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of Company Stock Options, Company Restricted Share Units or other compensation or benefits payable thereunder, except (i) as may be required by the terms of a Benefit Arrangement or (ii) amendments that do not increase benefits or result in increased administrative costs.

(j) Indebtedness. (i) Incur any indebtedness for borrowed money other than borrowings pursuant to the Company’s and its Subsidiaries’ Previously Disclosed credit arrangements (or refinancing or replacement or extension of such credit arrangements) or under capital leases in effect on the date hereof in the ordinary course consistent with past practice, (ii) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries other than in connection with the refinancing or replacement or extension of existing credit facilities, (iii) other than to Subsidiaries of the Company, make any loans, advances or capital contributions to, or material investment in, any Person, (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries (other than Permitted Liens), or (v) mortgage, pledge or otherwise encumber any of its material assets (other than Permitted Liens other than in connection with the or refinancing or replacement or extension of existing credit facilities).

(k) Taxes. Change any material method of Tax accounting or settle or compromise any Tax liability or claim in excess of $500,000.

(l) Material Contracts. Terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract other than (i) in the ordinary course of business or (ii) in connection with the refinancing or replacement or extension of existing credit facilities.

(m) Non-Competes. Enter into any agreement containing any provision or covenant restricting in any material respect the Company’s or any of its Subsidiary’s conduct of business or ability to compete in any line of business.

(n) Capital Expenditures. Make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for 2013 which has been made available to Parent).

(o) Company Intellectual Property. With respect to any Company Intellectual Property, except (x) for agreements between or among the Company and its Subsidiaries, (y) in the ordinary course of business consistent with past practice or (z) in connection with a refinancing or replacement of an existing credit facility, (i) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (ii) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information.

(p) Claims. Waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2011 included in the Company Regulatory Filings or that do not exceed $500,000 individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company, (iii) are with respect to ordinary course customer disputes; or (iv) involve the Stuckey Litigation or the Lawlor Litigation (each as defined in the Disclosure Schedule).

(q) Adverse Actions. Take any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VII not being satisfied.

(r) Commitments. Enter into any contract or binding commitment with respect to any of the foregoing.

5.2. Reasonable Best Efforts; Cooperation. (a) From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions in accordance with the terms of this Agreement and the Shareholder Agreement, including (i) the taking of all acts necessary to cause the conditions to the Offer and the conditions to the Merger to each be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, notices and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any Governmental Authority with respect to any aspect of the Transactions so as to enable the Closing to occur as soon as reasonably possible; (iv) the obtaining of all necessary consents, approvals or waivers from other third parties, including any such consents, approvals or waivers required in connection with any divestiture; (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or delaying, preventing or restraining the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated, overturned or reversed, including by vigorously pursuing all available avenues of administrative and judicial appeal; and (vi) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and the Shareholder Agreement.

(b) Parent will cause Purchaser to comply with all of Purchaser’s obligations under or related to this Agreement and the Transactions.

(c) Unless this Agreement is terminated in accordance with its terms, neither the Company Board nor the Compensation Committee may withdraw, condition or otherwise modify, nor permit the withdrawal, condition or other modification of, the Company Compensation Approvals.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company, the stockholders of the Company and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders will not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing financing to Parent or Purchaser in connection with the transactions contemplated by this Agreement (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Debt Financing Party will have any liability (whether in contract, in tort or otherwise) to the Company, the stockholders of the Company and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments. Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and will be governed by the law of the State of New York. It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and will be entitled to the protections of this provision and Sections 5.11 and 9.13.

5.3. HSR. (a) The Company and Parent will (i) duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report form (the “HSR Filing”) required under the HSR Act and (ii) duly make all notifications and other filings required under any other applicable competition, merger control, antitrust or similar law (together with the HSR Filing, the “Antitrust Filings”) in accordance with the terms of this Section 5.3). The Antitrust Filings will be prepared and made in substantial compliance with the requirements of the HSR Act or other laws, as applicable. Neither Parent nor the Company will voluntarily withdraw its HSR Filing except that, upon notice to the Company, Parent may withdraw its HSR Filing in the event that counsel to Parent recommends that such action be taken to avoid a Second Request or the initiation of Agency Litigation, in which event Parent will refile its HSR Filing (and Parent will pay the fee required under the HSR Act in respect thereof) within two Business Days of its withdrawal; provided, however, that Parent may not voluntarily withdraw and refile its HSR Filing more than two times without the prior consent of the Company. Each of Parent and the Company will promptly file with any Governmental Authority other than the DOJ any other filings, reports, information and documentation required in order to complete the Transactions under any Antitrust Laws other than the HSR Act. In the event that the DOJ or any other Governmental Authority requests additional information (other than pursuant to a Second Request or Agency Litigation, provision for which is made in Sections 5.3(b) and 5.3(c)), each of the Parties will respond thereto as promptly as practicable.

(b) Each of the Parties hereto will (i) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Governmental Authority under the HSR Act and any other Antitrust Laws (including the HSR Filing), (ii) give the other Parties prompt notice of any so-called “second request” for information by the DOJ pursuant to 16 C.F.R. §§ 801, et seq. (a “Second Request”) or any legal or other proceeding by or before any Governmental Authority with respect to the Transactions (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing the Effective Time to occur as promptly as practicable, (iii) promptly inform the other Parties of any communication with any Governmental Authority regarding any Second Request, Agency Litigation or the Transactions and keep the other Parties informed on a current basis as to the status of any such matter, (iv) consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with any proceeding or communication relating to the Transactions, and (v) to the extent practicable, except as may be prohibited by any Governmental Authority or by any legal requirement, permit authorized representatives of the other Party to be present at each meeting or conference or telephone call with any representative of a Governmental Authority relating to any such proceeding and to have access to any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such proceeding.

(c) In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Transactions, each of the Parties will cooperate in all material respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including in this Article V, (i) Parent will be entitled to direct the defense of any legal, administrative or judicial action or proceeding in respect of the Transactions, or negotiations with any Governmental Authority or other Person relating thereto, including in respect of any regulatory filings under applicable Antitrust Laws, (ii) the Company will not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority or other Person with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent or its counsel, and (iii) the Company will use its commercially reasonable efforts to provide full and effective support of Parent and its counsel in all such negotiations and discussions with representatives of any Governmental Authority or other Person to the extent requested by counsel to Parent. Each of the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 5.3 as “Outside Counsel Only Material” and may redact from any information provided to the other party and its counsel any references to such party’s valuation of the other party.

(d) Each of the Parties hereto shall (i) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Transactions, (ii) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Authority, or any other Person, with respect to the Transactions so as to enable the Effective Time to occur expeditiously (and in any event no later than the Termination Date), (iii) use its reasonable best efforts to defend through Agency Litigation or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any applicable law, or any regulation or rule of any Governmental Authority, in order to avoid entry of, or to have vacated or terminated, any Injunction, (iv) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other party hereto and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates (and in any event no later than the Termination Date).

(e) Notwithstanding anything to the contrary contained in this Agreement, including any covenant in this Article V, Parent and its Subsidiaries will not be required to commit to any divestiture, license, hold separate or other commitment, undertaking or arrangement, and the Company may not commit or offer to commit to any divestiture, license, hold separate or other commitment, undertaking or agreement, with respect to assets or conduct of business arrangements (whether in respect of the Company, Parent or any of their respective subsidiaries) as a condition to obtaining any approval from any Governmental Authority for any reason. For the avoidance of doubt, the covenants in this Section 5.3 will constitute the Parties’ sole obligations with respect to efforts to obtain approvals of Governmental Authorities.

5.4. Stockholder Approvals. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, will, in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders, as promptly as reasonably practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (such meeting, or any adjournments or postponements thereof, the “Stockholders’ Meeting”). At the Stockholders’ Meeting or any postponement or adjournment thereof, Parent and Purchaser will vote, or will cause, all shares of Company Capital Stock then owned by them and their respective Subsidiaries to be voted in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required pursuant to applicable law, regulations or the rules of the SEC or Nasdaq to effect the Transactions.

(b) Following the receipt of the Company Stockholder Approval, if applicable, Parent and Purchaser will cause the Merger to become effective as promptly as practicable. Notwithstanding the foregoing, in the event that Purchaser acquires shares of Capital Stock representing at least 90% of the voting power of the then outstanding shares of Company Capital Stock pursuant to the Offer and the Preferred Share Sale, exercise of the Top-Up Option or otherwise in accordance with this Agreement, the Parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as practicable after such acquisition without a meeting of the stockholders of the Company.

5.5. Proxy Statement; Information Statement. If approval of the Company’s stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company will file the Proxy Statement with the SEC under the Exchange Act and use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Capital Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

5.6. Press Releases. The initial press release announcing this Agreement will be in substantially the form previously agreed to by the Parties. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent reasonably practicable in the circumstances), issue any such press release as such party’s legal counsel advises is required by applicable law, securities exchange or Nasdaq rules. Parent and Purchaser, on the one hand, and the Company, on the other hand, will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

5.7. Access to Information; Confidentiality. (a) From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company will (and will cause its Subsidiaries to) afford Parent and Parent’s Representatives such access during normal business hours to the books, records (including Tax Returns and work papers of independent auditors) and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that such access may not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All requests for such access will be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent, Purchaser nor any of their respective Representatives will contact any of the employees, customers, landlords, licensors or suppliers of the Company or any of its Subsidiaries in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the Chief Executive Officer of the Company. Neither the Company nor any of its Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party and their Representatives will hold any information provided in connection with this Agreement or the Transactions confidential and any such information will be deemed to be “Confidential Information” under the Confidentiality Agreement, which Agreement will continue to be in full force and effect in accordance with its terms.

5.8. No Solicitation. (a) From the date hereof until the Acceptance Date or the earlier termination of this Agreement in accordance with its terms, the Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, will, and that it will use its reasonable best efforts to cause its and their respective other Representatives not to (and will not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Section 5.8(e), approve, endorse or recommend any Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 5.8(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Acquisition Proposal; provided, however, that this Section 5.8(a) will not prohibit (A) the Company Board or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to the Acceptance Date, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Acquisition Proposal that the Company Board or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal if (1) the Company Board thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (2) such Acquisition Proposal did not result from a breach of this Section 5.8, (3) prior thereto the Company has given Parent the notice required by Section 5.8(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Confidentiality Agreement or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable law; provided that the Company Board may make a Company Change of Recommendation only in accordance with Section 5.8(e).

(b) The Company will promptly, and in no event later than 24 hours after its receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the Person making or submitting such Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company will keep Parent informed on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than 24 hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

(c) Upon the execution of this Agreement, the Company will, and will cause its Subsidiaries and its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective Representatives and any Person that relate to any Acquisition Proposal and use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within 12 months prior to the date hereof (to the extent that the Company has the right to cause such Persons to return or destroy such confidential information under a confidentiality agreement (or other similar agreement) with such Persons).

(d) Except as otherwise provided in Section 5.8(e), the Company Board (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Board Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval or otherwise, inconsistent with the Company Board Recommendation, (ii) approve, endorse or recommend any Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”), or (iii) enter into a written agreement providing for an Acquisition Proposal.

(e) The Company Board may at any time prior to the earlier of the Acceptance Date or receipt of the Company Stockholder Approval (i) effect a Company Change of Recommendation in respect of an Acquisition Proposal or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 8.1(f) in order to enter into a definitive written agreement providing for an Acquisition Proposal, if and only if: (A) an Acquisition Proposal is made to the Company by a third party, such offer is not withdrawn and the Company has not breached this Section 5.8, (B) the Company Board or any committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Superior Proposal, (C) following consultation with outside legal counsel, the Company Board or any committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (D) the Company provides Parent three Business Days’ prior written notice of its intention to take such action (such three-Business Day period, the “Notice Period”), which notice will include the information with respect to such Superior Proposal that is specified in Section 5.8(b) (it being understood that any material revision or amendment to the terms of such Superior Proposal will require a new notice and, in such case, all references to three Business Days in this Section 5.8(e) will be deemed to be two Business Days), (E) at the end of the Notice Period described in clause (D), the Company Board again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with Parent and its Representatives if requested by Parent during the Notice Period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Acquisition Proposal continues to be a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, and (F) the Company has paid the Company Termination Fee in accordance with Section 8.3.

(f) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries may terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law. During such period, the Company or its Subsidiaries, as the case may be, will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

5.9. Takeover Laws and Provisions. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, no Party will take any action that would cause the Transactions (a) to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect and (b) not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) any Takeover Provisions.

5.10. No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Appointment Time. Prior to the Appointment Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.11. Limitation on Transfers. From and after the date on which Parent or Purchaser acquires shares of Company Capital Stock pursuant to the terms hereof or the Shareholder Agreement through the earliest of the termination of this Agreement or the Effective Time, neither Parent nor Purchaser may transfer, sell, assign or otherwise dispose of such shares of Company Capital Stock (or any rights, including voting rights, with respect to such shares of Company Capital Stock), other than to Parent’s financing sources in connection with Parent’s financing of the transactions contemplated by this Agreement (provided that in any event Purchaser shall retain sole power to vote such shares of Company Capital Stock).

VI. ADDITIONAL COVENANTS AND AGREEMENTS

6.1. Indemnification. (a) The Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the date of this Agreement or, subject to the prior approval of Parent, after the date of this Agreement, and any indemnification provisions under the Company Constituent Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the extent permitted by applicable law, and will not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.

(b) Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event will Parent be required to expend annually more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 6.1(b) of the Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent will be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any other entity, then and in each such case, Parent will, as a condition precedent to the consummation of any such transaction, cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation will expressly assume the obligations set forth in this Section 6.1.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.1 will not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 6.1 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 6.1 applies will be third party beneficiaries of this Section 6.1.

(e) The Surviving Corporation and its Subsidiaries will, and Parent will cause them to, honor, in accordance with their respective terms, each of the covenants contained herein. The rights of each indemnitee and/or Insured Party hereunder will be in addition to, and not in limitation of, any other rights such Person may have under the Company Constituent Documents or the comparable charter or organizational documents of any Subsidiary of the Company, or any other indemnification arrangement.

6.2. Employee Matters. (a) It is Parent’s and the Company’s intention that, for a period of one year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) will be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time, it being understood that Parent will review the salaries and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Post-Merger Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time.

(b) It is Parent’s and the Company’s intention that, each Post-Merger Employee will be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable plan immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 6.2 will be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is Parent’s and the Company’s intention that Parent will use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) Nothing in this Section 6.2, express or implied, will confer upon any Post-Merger Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.2, express or implied, will be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 6.2, nothing contained in this Agreement will be treated as an amendment to any employee benefit plan or creation of an employee benefit plan.

(e) Prior to the Effective Time, the Company will take all actions necessary to cause the account balance of each participant in the Online Resources Corporation 401(k) Retirement Plan to become fully vested as of immediately prior to the Effective Time.

6.3. Board of Directors; Section 14(f) of the Exchange Act. (a) Subject to applicable law, effective upon the later to occur of the purchase by Purchaser of Shares pursuant to the Offer and the purchase of the Preferred Shares pursuant to the

Shareholder Agreement (the “Appointment Time”), a number of Purchaser’s designees will be elected to the Company Board as set forth in this Section 6.3. Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares and Preferred Shares beneficially owned by Purchaser or any Affiliate of Purchaser following such purchase bears to the total number of votes represented by Shares and Preferred Shares then outstanding, and the Company will, at such time, promptly take all actions necessary to cause Purchaser’s designees to be elected as directors of the Company, including securing the resignations of incumbent directors (except as set forth in the last sentence of this Section 6.3(a)). At such time, the persons designated by Purchaser will, as nearly as practicable, constitute at least the same percentage as persons designated by Purchaser will constitute of the Company Board of (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will use its reasonable best efforts to ensure that (A) at least a majority of the Company Board and each committee of the Company Board and such boards and committees of the Company’s Subsidiaries, as of the date hereof, who are not employees of the Company remain members of the Company Board and of such boards and committees and (B) a majority of the Company Board is independent as required by the relevant rules of Nasdaq (such directors, the “Continuing Directors”).

(b) Subject to applicable law, the Company will promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 6.3, and will include in the Schedule 14D-9 such information as is required under such Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser will supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Purchaser’s designees pursuant to Section 6.3(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Company Constituent Document or material modification of any Company Stock Plan, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Purchaser or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to the Transactions if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of shares of Company Capital Stock other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one). For purposes of considering any matter set forth in this Section 6.3(c), the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company shall indemnify and advance expenses to, and Parent shall cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company to the extent permitted by the Company Constituent Documents and in accordance with the provisions of Section 6.1 hereof.

6.4. Obligations or Purchaser: Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Effective Time.

VII. CONDITIONS TO THE MERGER

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Parties before the Effective Time of each of the following conditions:

(a) Stockholder Approval. If and to the extent required by the DGCL, this Agreement, the Merger and the other Transactions shall have been approved and adopted by the affirmative vote of holders of at least a majority of the outstanding shares of Company Capital Stock;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Capital Stock by Parent or Purchaser or any Affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

(c) Purchase of Shares. The Acceptance Date shall have occurred and Purchaser shall have accepted for payment and paid for Shares (in each case to the extent validly tendered and not withdrawn) pursuant to the Offer.

VIII. TERMINATION

8.1. Termination. Except as set forth in the proviso at the end of this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in Sections 8.1(a) through 8.1(h) below:

(a) By mutual written consent of each of Parent and the Company, notwithstanding any adoption of this Agreement by the stockholders of the Company;

(b) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling;

(c) By Parent if there shall have been a breach of any of the covenants or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach is not cured within 30 days following written notice by Parent to the Company, or which breach Parent in good faith determines, by its nature or timing, is incapable of being cured prior to the consummation of the Offer;

(d) By the Company if Parent or Purchaser fails to commence the Offer within 20 Business Days of the date hereof;

(e) By Parent or the Company if (i) the Offer expires pursuant to its terms without any Shares being purchased thereunder as a result of the failure to satisfy one or more conditions to the Offer set forth on Annex A or (ii) the Acceptance Date shall not have occurred prior to July 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to any Party to the extent that such Party’s failure to comply with any provision of this Agreement, has resulted in the failure of any of the conditions set forth on Annex A to be satisfied prior to the Termination Date;

(f) By the Company, at any time prior to the Acceptance Date, in order to enter into a transaction that constitutes a Superior Proposal; provided, however, that no such termination will be effective, and the Company may not enter into any commitment with respect to any Superior Proposal, unless prior thereto the Company has complied with all of its covenants hereunder, including Sections 5.8 and 8.3; it being understood that the Company may enter into any agreement providing for a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 8.1(f) and payment of the Company Termination Fee pursuant to Section 8.3(b) (provided that Parent shall have provided wiring instructions for such payment following a request in writing by the Company or, if not, then such payment shall be paid promptly following delivery of such instructions);

(g) By Parent if (i) the Company Board shall have withdrawn or materially modified the Company Board Recommendation in a manner adverse to Parent, (ii) the Company shall have entered into any agreement with respect to any Acquisition Proposal or (iii) the Company Board shall have resolved to do any of the foregoing; or

(h) By the Company if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Parent, which breach is not cured within 30 days following written notice by the Company to Parent, or which breach the Company in good faith determines, by its nature or timing, is incapable of being cured prior to the consummation of the Offer;

provided, however, that from and after the Acceptance Date, then none of Parent, Purchaser or the Company may terminate this Agreement or abandon the Merger pursuant to Sections 8.1(c) through 8.1(h).

8.2. Notice of Termination; Effect of Termination. A Party desiring to terminate this Agreement must give written notice of such termination to the other Party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force and effect, except (i) each of Section 8.1, this Section 8.2, Section 8.3 and Article IX will survive the termination of this Agreement and (ii) nothing herein will relieve any Party from liability for any breach of this Agreement occurring prior to the termination of this Agreement that was committed intentionally by the breaching party or resulted from the breaching party’s gross negligence. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with its terms.

8.3. Fees and Expenses. (a) Other than as specifically provided in this Section 8.3 or otherwise agreed to in writing by the Parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such costs or expenses, whether or not the Merger is consummated.

(b) The Company will pay to Parent the Company Termination Fee if this Agreement is terminated as follows:

(i) the Company will pay to Parent the entire Company Termination Fee within five Business Days following termination pursuant to Section 8.1(g), or

(ii) If (A) this Agreement is terminated (1) by Parent pursuant to Section 8.1(e) or (2) by the Company pursuant to Section 8.1(e) or Section 8.1(f); and (B) an Acquisition Proposal (including a previously communicated Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management of the

Company or the Board (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time prior to the date of termination, and (C) if within nine months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal, then (upon the satisfaction of all of the conditions set forth in clauses (A) through (C) of this Section 8.3(b)(ii)), the Company will pay to Parent the Company Termination Fee prior to entering into any definitive agreement with respect to a Superior Proposal in accordance with Section 8.1(f) or simultaneously with the Company entering into such definitive agreement, or, if applicable, consummating such transaction; provided, however, that for purposes of this Section 8.3(b)(ii), (y) the references in the definition of Acquisition Proposal to “10%” will instead be deemed to refer to “a majority” and (z) references in the definition of Acquisition Proposal to a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries shall reference only such a transaction involving the Company pursuant to which the Company stockholders immediately preceding such transaction hold securities representing less than a majority of the total outstanding voting power of the surviving or resulting entity in such transaction.

(c) All amounts paid pursuant to this Section 8.3 will be by wire transfer of immediately available funds to an account directed by the Party hereto entitled to payment. Each Party hereto agrees that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if any Party fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the Party failing to pay for such amounts, then the Party failing to pay such amounts will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Citibank, N.A. in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the Party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

(d) The payment of the Company Termination Fee, if paid under the circumstances in which the Company Termination Fee is payable under Section 8.3(b), will be the sole and exclusive remedy of Parent and Purchaser against the Company and its Affiliates in respect of any claims arising from, or in connection with, the termination of this Agreement under such circumstances; provided, however, the payment of the Company Termination Fee will not relieve any Party from liability for breach of this Agreement occurring prior to the termination of this Agreement or Parent’s rights under Section 9.5 arising from any such breach.

IX. MISCELLANEOUS

9.1. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article I (Definitions; Interpretation), Section 3.4 (Effects of the Merger), Section 3.5 (Certificate of Incorporation and Bylaws), Section 3.6 (Directors and Officers), Section 3.7 (Conversion or Cancellation of Company Capital Stock), Section 3.8 (Exchange of Certificates; Payment of the Merger Consideration), Section 3.9 (Stock Awards), Schedule 3.9, Section 3.10 (Appraisal Rights), Section 6.1 (Indemnification) and Section 6.2 (Employee Matters) and, to the extent applicable, this Article IX (Miscellaneous)).

9.2. Waiver; Amendment. Subject to the provisions of Section 6.3(c), at any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Merger contemplated hereby to the stockholders of the Company.

9.3. Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.

9.4. Governing Law; Jurisdiction; Venue. This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the Parties under or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles that would result in the application of the law of any other State. The Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware state court and the Federal court of the United States of America sitting in the State of Delaware) will have exclusive jurisdiction over any and all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum.

9.5. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Subject to Section 5.2(d), each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or other form of security in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or other form of security.

9.6. Disclosure Schedule. Before entry into this Agreement, the Company delivered to Parent and Purchaser a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 4.2 or to one or more of the Company’s covenants contained in Article V. The Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto as Schedule A and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract, law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule. The disclosure of any matter in any section of the Disclosure Schedule will be deemed to be a disclosure by the Company to each other section of the Disclosure Schedule to which such disclosure’s relevance is reasonably apparent on its face. The listing of any matter on the Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of such the Company’s representations, warranties and/or covenants set forth in this Agreement.

9.7. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered or transmitted by facsimile or e-mail transmission (with confirmation of successful transmission) to the persons, addresses and/or facsimile numbers set forth below or such other place as such Party may specify by notice given in accordance with this Section 9.7.

If to the Company, to:

Online Resources Corporation

4795 Meadow Wood Lane, Suite 300

Chantilly, Virginia 20151

Attention: Joseph Cowan, Chief Executive Officer

Facsimile: (703) 653-2605

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: David M. Calhoun

Facsimile: (404) 365-9532

If to Parent or Purchaser, to:

ACI Worldwide, Inc.

3520 Kraft Road, Suite 300

Naples, Florida 34105

Attention: General Counsel

Facsimile: (402) 778-2567

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Robert A. Profusek

Facsimile: (212) 755-7306

9.8. Entire Understanding; No Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Shareholder Agreement and the Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.2(d) (which is intended for the benefit of the Debt Financing Parties, all of whom shall be third party beneficiaries of these provisions) and Section 6.1 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third party beneficiaries of these provisions), nothing in this Agreement will confer upon any other Person any rights or remedies hereunder.

9.9. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held illegal, invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

9.10. Assignment; Successors. No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other Parties. Any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentences of this Section 9.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

9.11. No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, individual stockholder, agent, attorney or representative of the Company or its Subsidiaries has or will have any liability for any liability or obligation of the Company under this Agreement or for any claim based on, in respect of, or by reason of the Transactions.

9.12. Headings. The table of contents and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

9.13. WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ACI WORLDWIDE, INC.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	Executive Vice President

OCELOT ACQUISITION CORP.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	President

ONLINE RESOURCES CORPORATION

By:	/s/ Joseph L. Cowan
Name:	Joseph L. Cowan
Title:	President and Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn,

(a) unless, at the expiration of the Offer (as extended from time to time, if applicable):

(i) there shall have been validly tendered and not withdrawn a number of Shares that, together with any other shares of Company Capital Stock beneficially owned by Parent or its Subsidiaries and the Shares to be acquired by Purchaser or the Company pursuant to the Shareholder Agreement, constitutes a majority of all the Fully Diluted Shares of the Company on the date of Purchaser’s initial purchase of Shares in the Offer (the “Minimum Condition”);

(ii) any applicable waiting period under the HSR Act shall have expired or been terminated;

(iii) any approval or consent of any Governmental Authority that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect or to have expired, as applicable, would, upon the purchase of the Shares pursuant to the Offer, have a Material Adverse Effect on the Company, shall have been obtained or be in full force and effect or shall have expired, as applicable, or

(b) if, at the expiration of the Offer (as extended), any of the following conditions shall occur and be continuing:

(i) (A) any of the Specified Reps shall not be true and correct at and as of the date of this Agreement or the Acceptance Date as though made at and as of the Acceptance Date or (B) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct at and as of the date of this Agreement or the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in which case solely as of such date), in each instance in this clause (B), except as has not had a Material Adverse Effect on the Company; or

Annex A-1

(ii) the Company shall have failed to perform or comply in any material respect with any of its covenants or agreements under this Agreement to be performed or complied with prior to the Acceptance Date; or

(iii) this Agreement shall have been terminated in accordance with its terms; or

(iv) a Material Adverse Effect on the Company; or

(v) Purchaser and the Company shall have mutually agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or

(vi) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Capital Stock by Parent or Purchaser or any Affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; or

(vii) there shall be any action, suit, claim, litigation or proceeding by or on behalf of any Governmental Authority pending or threatened in writing against the Company, Parent or Purchaser or any of their respective officers or directors, that could reasonably be expected to materially adversely affect the ability of Parent to own or control the Company or to consummate the Transactions or seeks to enjoin any of the Transactions or obtain damages therefrom and which Parent’s Board of Directors determines in good faith, after consultation with counsel, is or could reasonably be expected to be of material adverse significance; or

(viii) (A) the Company shall publish or become obligated to publish a press release or file or become obligated to file a report with the SEC to the effect that the Company’s prior financial statements or reports filed with the SEC may no longer be relied upon, except arising from or related to the matters described in Part B of the Disclosure Schedule, (B) the Company or any of its directors or executive officers shall be named as a party to any criminal proceeding or become the target of any grand jury or other investigation of possible criminal conduct where such conduct relates to the business of the Company, (C) if the Acceptance Date has not occurred prior to March 18, 2013, the Company shall have failed to deliver to Purchaser its audited consolidated balance sheet as of December 31, 2012, and the related audited consolidated statements of

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operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2012, together with the report and opinion thereon of KPMG LLP (or another independent public accounting firm reasonably acceptable to Parent) that satisfies the requirements of Rule 2-02 of Regulation S-X of the Exchange Act, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and (y) shall not contain any qualification or exception as to the scope of such audit, except from or related to the matters described in Part D of the Disclosure Schedule, or (D) if the Acceptance Date has not occurred prior to May 10, 2013, the Company shall have failed to deliver to Purchaser its unaudited consolidated balance sheet as of March 31, 2013, and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the three-month period ended March 31, 2013. Notwithstanding the foregoing, the conditions set forth in clauses (A), (C) and (D) of this paragraph (viii) will not apply with respect to any such determination or failure to deliver arising from or related to the matters described in Part D of the Disclosure Schedule.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the Acceptance Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Acceptance Date. Further, the conditions set forth on this Annex A shall not apply with respect to “subsequent offering periods,” as such term is defined in, and in accordance with, Rule 14d-11 promulgated under the Exchange Act and effected pursuant to Section 2.1(c) of the Agreement.

Capitalized terms used in this Annex A and not otherwise defined will have the respective meanings assigned thereto in this Agreement.

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